Filed Pursuant to Rule 433
Dated October 28, 2011
Registration Statement No. 333-156929

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Issuer:	General Electric Capital Corporation
Trade Date:	October 28, 2011
Settlement Date (Original Issue Date):	November 2, 2011
Maturity Date:	March 14, 2013
Principal Amount:	US$80,000,000
Price to Public (Issue Price):	100.007036%
Agents Commission:	0.10%
All-in Price:	99.907036%
Accrued Interest:	$102,670.24
Net Proceeds to Issuer:	US$80,028,299.04
Interest Rate Basis (Benchmark):	LIBOR, as determined by Reuters
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	Plus 0.60%
Index Maturity:	Three Months
Reoffer Yield:	1.029440%
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 14th day of each March, June, September and December, commencing December 14, 2011 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Filed Pursuant to Rule 433
Dated October 28, 2011
Registration Statement No. 333-156929

Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360, Modified Following
Business Day Convention:	New York
Denominations:	Minimum of $2,000 with increments of $1,000 thereafter.
CUSIP:	36962G5G5
ISIN:	US36962G5G53
Common Code:	067806077
Plan of Distribution:	The Notes are being purchased by the underwriters listed below (collectively, the “Underwriters”), as principal, at 100.007% of the aggregate principal amount less an underwriting discount equal to 0.10% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Mischler Financial Group	$80,000,000

Total	$80,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 433
Dated October 28, 2011
Registration Statement No. 333-156929

Additional Information

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuer’s issue of US$750,000,000 aggregate principal amount of Senior Unsecured Floating Rate Notes due March 14, 2013 as described in the Issuer’s pricing supplement number 5136 dated September 9, 2013.

General

At the quarter ended June 30, 2011, we had outstanding indebtedness totaling $387.429 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year, and excluding bank deposits and non-recourse borrowings of consolidated securitization entities. The total amount of outstanding indebtedness at June 30, 2011, excluding subordinated notes and debentures payable after one year, was equal to $375.476 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption “Consolidated Ratio of Earnings to Fixed Charges” is hereby amended in its entirety, as follows:

Year Ended December 31,					Six Months Ended
2006	2007	2008	2009	2010	June 30, 2011
1.66	1.59	1.24	0.85	1.13	1.57

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Mischler Financial Group toll-free at 1-800-820-0640.